SCHEDULE 14A INFORMATION
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the Registrant                        [X]

Filed by a Party other than the Registrant     [ ]

Check the appropriate box:

     [ ] Preliminary Proxy Statement

     [ ] Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14(a)-12



                                 MGI Properties
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified In Charter)



--------------------------------------------------------------------------------
      (Name of Person(s) filing Proxy Statement, if other than Registrant)


Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         (1)  Title of each class of securities to which transaction applies:


--------------------------------------------------------------------------------

         (2)  Aggregate number of securities to which transaction applies:


--------------------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------

         (4)  Proposed maximum aggregate value of transaction:


         (5)  Total fee paid:


     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)  Amount Previously Paid:


--------------------------------------------------------------------------------

         (2)  Form, Schedule or Registration Statement No.:


--------------------------------------------------------------------------------

         (3)  Filing Party:


--------------------------------------------------------------------------------

         (4)  Date Filed:

                                 MGI PROPERTIES
                               One Winthrop Square
                           Boston, Massachusetts 02110


                                ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 March 26, 1998

                                ----------------

To the Shareholders of
  MGI PROPERTIES:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of MGI Properties (the "Trust") will be held in the Board Room, 33rd Floor, 225 Franklin Street, Boston, Massachusetts, on March 26, 1998 at 10:00 A.M. for the following purposes:

     1.  To elect three Trustees; and

     2. To consider and act upon such other business as may properly come before the Annual Meeting.

     Only shareholders of record at the close of business on February 11, 1998 will be entitled to vote at the Annual Meeting.

     If you do not expect to attend the Annual Meeting, please sign and promptly mail the enclosed proxy in order that your shares may be voted for you. A return envelope is provided for your convenience.

                                              By Order of the Trustees,


                                              W. PEARCE COUES
                                              Chairman of the Board of Trustees


   Dated: Boston, Massachusetts
          February 25, 1998




     MGI PROPERTIES is a Massachusetts trust and all persons dealing with the Trust must look solely to the property of this Trust for the enforcement of any claims against the Trust. Neither the Trustees, officers, agents nor shareholders of this Trust assume any personal liability for obligations entered into on its behalf.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                 MGI PROPERTIES

                               One Winthrop Square
                           Boston, Massachusetts 02110


                                ----------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                 March 26, 1998

                                ----------------

                                 PROXY STATEMENT

     This Proxy Statement is being mailed to the shareholders of MGI Properties (the "Trust") on or about February 25, 1998, in connection with the solicitation by the Trust's Board of Trustees (the "Board of Trustees") of proxies for the Annual Meeting of Shareholders (the "Annual Meeting") to be held in the Board Room, 33rd Floor, 225 Franklin Street, Boston, Massachusetts, on March 26, 1998. The meeting has been called for the following purposes: (1) to elect three Trustees; and (2) to consider and act upon such other business as may properly come before the Annual Meeting.


                           PROXIES AND VOTING RIGHTS

     The voting securities of the Trust outstanding on February 11, 1998 consisted of 13,721,124 of the Trust's Common Shares (the "Common Shares") entitling the holders thereof to one vote per Common Share. Shareholders of record at the close of business on February 11, 1998 are entitled to notice of and to vote at the Annual Meeting. A majority of the outstanding Common Shares is required to be represented to constitute a quorum for the holding of the Annual Meeting. The affirmative vote of the holders of Common Shares representing not less than 66-2/3% of the total votes authorized to be cast by shares of all classes which are present in person or by proxy and entitled to vote and voting on the election of Trustees (Proposal No. 1) is required for the election of each of the nominees for Trustees (i.e., 66-2/3% of the votes cast). In the event that no nominee for a particular trusteeship receives the requisite number of votes for election to such trusteeship at the Annual Meeting, the incumbent Trustee shall remain in office until the next annual meeting of the Trust's shareholders and until a successor is elected and qualified. At that annual meeting, such nominee would stand for election for the remainder of such term, together with the nominees for the class whose term then expires.

     With regard to the election of Trustees, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals (except on the election of Trustees) and will be counted as present for purposes of the item on which the abstention is noted. Under the rules of the New York Stock Exchange, brokers who hold Common Shares in street name for customers have the authority to vote, under certain circumstances, on items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of Trustees.

     All proxies delivered pursuant to this solicitation may be revoked by the person executing the same by notice in writing received at the office of the Trust at any time prior to exercise. If not revoked, the Common Shares rep-resented thereby will be voted at the Annual Meeting. All proxies will be voted in accordance with the instructions specified thereon.

     All expenses in connection with the solicitation will be borne by the Trust. It is expected that the solicitation will be made primarily by mail, but regular employees or representatives of the Trust may also solicit proxies by telephone, telecopier or in person, without additional compensation. Beacon Hill Partners, Inc., a proxy solicitation firm, will assist the Trust in soliciting proxies with respect to Common Shares held of record by brokers or other nominees at a cost of $4,000, plus reasonable out-of-pocket expenses.


                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information concerning ownership of the Common Shares as of February 11, 1998 by (i) each executive officer of the Trust, (ii) each Trustee of the Trust, (iii) Robert M. Melzer, a nominee-Trustee of the Trust, (iv) all executive officers and Trustees of the Trust as a group, and (v) each person who, to the knowledge of management, owned beneficially more than 5% of the Common Shares. Unless otherwise indicated, the address of each person listed below is One Winthrop Square, Boston, Massachusetts 02110.


                                                      Common Shares
              Beneficial Owner(1)                   Beneficially Owned     Percent of Class(2)
-----------------------------------------------   ---------------------   --------------------
 W. Pearce Coues ..............................           366,600(3)               2.6%
 Phillip C. Vitali ............................           194,526(4)               1.4%
 Robert Ware ..................................           193,500(5)               1.4%
 Karl W. Weller ...............................           112,904(6)                 *
 David D. Wamester ............................            15,347(7)                 *
 George S. Bissell ............................            26,000(8)                 *
 Herbert D. Conant(9) .........................            25,500(10)                *
 Francis P. Gunning ...........................            26,000(8)                 *
 George M. Lovejoy, Jr. .......................            25,300(11)                *
 William F. Murdoch, Jr .......................            26,000(8)                 *
 Rodger P. Nordblom ...........................            26,800(8)                 *
 Robert M. Melzer .............................             1,500                    *
 Davenport & Co. of Virginia, Inc .............           824,274(12)              6.0%
  901 E. Cary Street Suite 1110
  Richmond, Virginia 23219
 All Executive Officers and Trustees as a group
  (11 persons) ................................         1,039,977(13)              7.0%

------------
 *  Less than 1%.
(1) Except as outlined herein, the persons named in the table, to the Trust's knowledge, have sole voting and dispositive power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder.
(2) Calculations assume that all options which are exercisable by such person within 60 days after February 11, 1998 have been exercised.
(3) Includes 245,439 presently exercisable options and excludes 20,000 options not presently exercisable, to purchase an aggregate of 265,439 Common
    Shares granted pursuant to the Trust's 1988 Stock Option and Stock Appreciation Rights Plan for Key Employees (the "1988 Employee Plan"), the Trust's 1988 Stock Option Plan
     for Trustees (the "1988 Trustees Plan"), the Trust's 1994 Employee Stock Option and Stock Appreciation Rights Plan (the "1994 Employee Plan"), the Trust's 1994 Trustees Stock Option Plan (the "1994 Trustees Plan") and the Trust's 1997 Employee Stock Option, Stock Appreciation Rights and Restricted Stock Plan (the "1997 Employee Plan"). Also includes 207 Common Shares owned by Mr. Coues' wife, as to which Mr. Coues disclaims beneficial ownership.
 (4) Includes 165,511 presently exercisable options and excludes 17,500 options not presently exercisable, to purchase an aggregate of 183,011 Common Shares granted pursuant to the Trust's 1982 Incentive Stock Option Plan for Key Employees (the "1982 Incentive Plan"), the 1988 Employee Plan, the 1994 Employee Plan and the 1997 Employee Plan.
 (5) Includes 144,000 presently exercisable options and excludes 17,500 options not presently exercisable, to purchase an aggregate of 161,500 Common Shares granted pursuant to the 1982 Incentive Plan, the 1988 Employee
     Plan, the 1994 Employee Plan and the 1997 Employee Plan.
 (6) Includes 98,943 presently exercisable options and excludes 17,500 options not presently exercisable, to purchase an aggregate of 116,443 Common Shares granted pursuant to the 1982 Incentive Plan, the 1988 Employee
     Plan, the 1994 Employee Plan and the 1997 Employee Plan.
 (7) Includes 15,000 presently exercisable options and excludes 15,000 options not presently exercisable, to purchase aggregate of 30,000 Common Shares granted pursuant to the 1997 Employee Plan.
 (8) Includes presently exercisable options to purchase an aggregate of 25,000 Common Shares granted pursuant to the Trust's 1982 Stock Option Plan for Trustees (the "1982 Trustees Plan"), the 1988 Trustees Plan and the 1994 Trustees Plan.
 (9) Mr. Conant's term as a Trustee of the Trust expires at the Annual Meeting.
(10) Includes presently exercisable options to purchase an aggregate of 23,000 Common Shares granted pursuant to the 1982 Trustees' Plan and the 1988 Trustees Plan.
(11) Includes presently exercisable options to purchase an aggregate of 24,025 Common Shares granted pursuant to the 1998 Trustees Plan and the 1994 Trustees Plan.
(12) Based on a Schedule 13G dated January 23, 1998, Davenport & Co. of Virginia, Inc., a Virginia corporation with its principal place of business located at 901 E. Cary Street, Suite 1100, Richmond, Virginia 23219 ("Davenport"), beneficially owned 824,274 of the then outstanding Common Shares, representing 6.0% thereof as of such date. Of such Common Shares, Davenport had (i) sole voting and dispositive power with respect to 85,613 of such shares and (ii) shared voting and dispositive power with respect to 738,661 of such shares.
(13) Includes 815,918 presently exercisable options and excludes 87,500 options not presently exercisable, to purchase an aggregate of 903,418 Common Shares.


                                 PROPOSAL NO. 1

                              ELECTION OF TRUSTEES

     The Board of Trustees is divided into three classes. Each class is elected by the shareholders.

     Unless authority is specifically withheld, proxies will be voted for the election of the nominees named below to serve as Trustees for the term indicated herein and until their successors are elected and qualified. The three nominee-Trustees have consented to serve if elected; however, should any nominee not be a candidate at the time of the Annual Meeting (a situation which is not now anticipated), proxies may be voted in favor of the remaining nominees and may also be voted for a substitute nominee.

     The following table contains certain information regarding the Trustees, including nominees for election as Trustees:


                  Name, Age, Principal Occupation for the Past Five Years                     Trustee
                     and Current Public Directorships or Trusteeships                          Since
                  -------------------------------------------------------                    --------
Trustee-Nominees:

To be elected for a term of three years, expiring on the date of the annual meeting in 2001:

George S. Bissell (68) ...................................................................     1995
     Chairman of the Funds Board since January 1995 and previously Chairman of the Board and Chief Executive Officer from 1979 to December 1994, Keystone
     Group, Inc. (an investment management firm).

W. Pearce Coues (57) .....................................................................     1982
     Chairman of the Board of Trustees and Chief Executive Officer of the Trust
     since 1982.

To be elected for a term of one year, expiring on the date of the annual meeting in 1999:

Robert M. Melzer (57) ....................................................................       --
     President, Chief Executive Officer and Trustee, for more than five years,
     Property Capital Trust; Director, Red Lion Properties, Inc. and Genesee &
     Wyoming, Inc.

Trustees Continuing in Office:

To continue in office for a term of two years, expiring on the date of the annual meeting in 2000:

William F. Murdoch, Jr. (67) .............................................................     1996
     Principal since 1990, Murdoch Associates (a real estate development and consulting firm).

Rodger P. Nordblom (70) ..................................................................     1984
     Chairman of the Board for more than five years and former President,
     Nordblom Company (a real estate development and management firm).

To continue in office for a term of one year, expiring on the date of the annual meeting in 1999:

Francis P. Gunning (74) ..................................................................     1971
     Retired; Executive Vice President and General Counsel from 1951 to 1988,
     Teachers Insurance and Annuity Association of America and College
     Retirement Equities Fund (insurance and annuity business).

George M. Lovejoy, Jr. (67) ..............................................................     1993
     President since 1994 and director since 1972, Fifty Associates (a real estate investment trust); former Chairman of the Board from 1988 to March
     1993, Meredith & Grew Incorporated (a real estate brokerage and management firm); currently Trustee of the following mutual funds: Scudder California
     Tax Free Trust; Scudder Cash Investment Trust; Scudder Funds Trust; Scudder
     GNMA Fund; Scudder Municipal Trust; Scudder Investment Trust; Scudder
     Portfolio Trust; Scudder State Tax Free Trust; Scudder Tax Free Trust;
     Scudder U.S. Treasury Money Fund and Scudder Tax Free Money Fund; Director,
     Scudder Global High Income Fund; Shared Investment Committee Chairman,
     Copley Investors Limited Partnership.

     The Board of Trustees held four meetings during the year ended November 30, 1997. There is one committee of the Board of Trustees, the Administrative-Audit Committee (the "Administrative-Audit Committee"), which in addition to fulfilling the functions of an audit committee, has supervisory responsibility for Trustee nominations, executive officer compensation, including stock options, and certain administrative matters. The Administrative-Audit Committee, which is comprised of Messrs. Gunning, who serves as Chairman, Conant and Murdoch and Lovejoy, met four times during the year ended November 30, 1997. The Administrative-Audit Committee may also make recommendations to the Board of Trustees and does not have the power to bind the Trust, except that such Committee is empowered to function as the Compensation and Stock Option Committee in administering all of the Trust's stock option and stock appreciation rights plans and in determining the compensation of executive officers.

     The Trust's policy, effective December 1, 1997, is to pay each Trustee other than Mr. Coues (i) a $15,000 annual fee and (ii) $1,000 per Board of Trustees or committee meeting attended; provided, however, that each of the Trustees receives $500 for each committee meeting attended on the same day a Board of Trustees' meeting is held. Trustees have been provided with the option to receive their $15,000 annual retainer, or a portion thereof, in advance for the sole purpose of making open market purchases of or to exercise options to purchase Common Shares, to the extent otherwise legally permissible.

     The following table contains certain information regarding additional executive officers of the Trust:



  Executive Officer's Name      Age                      Principal Occupation
----------------------------   -----   --------------------------------------------------------
Phillip C. Vitali ..........    47     Executive Vice President of the Trust since December
                                       1989; Senior Vice President of the Trust from January
                                       1987 to December 1989; Treasurer and Chief Financial
                                       Officer of the Trust since March 1986.

Robert Ware ................    59     Executive Vice President of the Trust since December
                                       1989; Senior Vice President of the Trust from April
                                       1986 to December 1989.

Karl W. Weller..............    40     Senior Vice President of the Trust since March 1993;
                                       for more than five years prior thereto, Vice President,
                                       Aetna Life & Casualty Company and Managing
                                       Director (real estate investment group).

David D. Wamester ..........    36     Vice President of the Trust since July 1997; Vice
                                       President of Lincoln Property Company from January
                                       1995 to July 1997; for more than two years prior
                                       thereto, Senior Property Manager, Lincoln Property
                                       Company.


                            EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by or paid to the Trust's Chief Executive Officer and each of the other most highly compensated executive officers of the Trust whose compensation exceeded $100,000 for the fiscal years ended November 30, 1997, 1996 and 1995 (the "Named Executive Officers").

                         SUMMARY COMPENSATION TABLE(1)

                                                                         Long-Term
                                                                        Compensation
                                            Annual Compensation            Awards
                                          ------------------------   -----------------
                                                                         Securities
                                                                         Underlying          All Other
  Name and Principal Position     Year       Salary      Bonus(2)     Options/SARs(3)     Compensation(4)
------------------------------   ------   -----------   ----------   -----------------   ----------------
W. Pearce Coues ..............   1997      $279,231      $110,000         50,000              $59,000
 Chairman of the Board and       1996      $269,385      $120,000         45,000              $57,500
 Chief Executive Officer         1995      $262,000      $ 80,625         50,000              $57,500

Phillip C. Vitali ............   1997      $179,231      $ 60,000         30,000              $26,885
 Executive Vice President,       1996      $169,385      $ 60,000         25,000              $25,400
 Treasurer and Chief Financial   1995      $161,462      $ 40,313         18,000              $24,225
 Officer

Robert Ware ..................   1997      $177,231      $ 60,000         30,000              $39,000
 Executive Vice President        1996      $167,231      $ 60,000         25,000              $37,500
                                 1995      $157,231      $ 40,313         18,000              $37,500

Karl W. Weller ...............   1997      $171,077      $ 60,000         30,000              $25,800
Senior Vice President            1996      $159,231      $ 60,000         25,000              $24,000
                                 1995      $149,385      $ 40,313         16,000              $22,500

------------
(1) This Table covers all executive officers receiving compensation of at least $100,000 per annum. The Table does not include columns for Other Annual Compensation, Restricted Stock Awards and Long Term Incentive Plan Payouts as there was no information to report with respect to such matters.
(2) Fiscal 1997 and 1996 bonuses were paid in cash used to exercise outstanding stock options (except up to 30% may have been used to pay taxes). Fiscal 1995 bonuses were paid in the form of Common Shares (except up to 30% may have been paid in cash and used to pay taxes).
(3) Options awarded under the 1988, 1994 and 1997 Employee Plans may include a tandem grant of stock appreciation rights ("SARs"). An SAR is exercisable at any time the option to which it relates can be exercised, but only upon a showing of "hardship" by the optionee and upon consent of the Administrative- Audit Committee. In addition, an SAR may be exercised only if prior to or simultaneously with the exercise thereof, the optionee has exercised or exercises an equivalent number of options granted under the Trust's stock option and stock appreciation rights plans. A Hostile Change in Control, as defined in such plans, abrogates the hardship requirement and the prior or simultaneous option exercise requirement. SARs terminate when the related option is exercised. Mr. Coues was granted, in tandem with stock options, 12,500 SARs in 1997, 22,500 SARs in 1996 and 25,000 SARs in 1995. Messrs. Vitali and Ware were each granted, in tandem with stock options, 15,000 SARs in 1997, 12,500 SARs in 1996 and 9,000 SARs in 1995. Mr. Weller was granted in tandem with stock options, 15,000 SARs in 1997, 12,500 SARs in 1996 and 8,000 SARs in 1995.
(4) All Other Compensation is comprised of contributions to the respective Simplified Employee Pension Plan ("SEPP") of each individual and amounts accrued by or payments made by the Trust to the accounts of participants in the Trust's Supplemental Retirement Plan ("SERP"). The SEPP contribution for Mr. Coues was $24,000 in 1997 and $22,500 in each of 1996 and 1995. The SERP contribution for Mr. Coues was $35,000 in each of 1997, 1996 and 1995. The SEPP contribution for Mr. Vitali was $24,000 in 1997 and $22,500 in each of 1996 and 1995. The SERP contribution for Mr. Vitali was $2,885 in 1997, $2,900 in 1996 and $1,725 in 1995. The SEPP
    contribution for Mr. Ware was $24,000 in 1997 and $22,500 in each of 1996 and 1995. The SERP contribution for Mr. Ware was $15,000 in each of 1997, 1996 and 1995. The SEPP contribution for Mr. Weller was $24,000 in 1997 and $22,500 in 1996 and the SERP contributions for Mr. Weller was $1,800 in 1997, $1,500 in 1996 and $22,500 in 1995.

     The following table sets for the certain information regarding stock option grants made to the Named Executive Officers during the fiscal year ended November 30, 1997.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                          Potential
                                                                                     Realizable Value at
                                                                                   Assumed Annual Rates of
                                                                                  Stock Price Appreciation
                                              Individual Grants                      For Option Term(1)
                            ----------------------------------------------------- -------------------------
                               Number of     % of Total
                              Securities    Options/SARs
                              Underlying     Granted to     Exercise
                             Options/SARs   Employees in     Price     Expiration
            Name              Granted(2)     Fiscal Year   Per Share      Date         5%          10%
--------------------------- -------------- -------------- ----------- ----------- ----------- -------------
W. Pearce Coues ...........    50,000            23.8%      $ 21.00    12/17/06    $660,339    $1,673,430
Phillip C. Vitali .........    30,000            14.3%      $ 21.00    12/17/06    $396,204    $1,004,058
Robert Ware ...............    30,000            14.3%      $ 21.00    12/17/06    $396,204    $1,004,058
Karl W. Weller ............    30,000            14.3%      $ 21.00    12/17/06    $396,204    $1,004,058

------------

(1) These Options will have no actual value unless, and then only to the extent that, the stock price of the Common Shares appreciates from the grant date to the exercise date.
(2) Options awarded under the Trust's 1997, 1994 and 1988 Employee Plans may include a tandem grant of SARs. SARs granted in tandem with 1997 stock option awards were 12,500 to Mr. Coues and 15,000 each to Messrs. Vitali, Ware and Weller (representing 13.5%, 16.2%, 16.2% and 16.2%, respectively, of the SARs granted in fiscal 1997).

     The following table sets forth certain information regarding the stock options exercised by the Named Executive Officers during the fiscal year ended November 30, 1997 and held by the Named Executive Officers as of November 30, 1997.


            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES


                                                                         Number of                Value of Unexercised
                                                                   Securities Underlying              In-the-Money
                                  Shares                         Unexercised Options/SARs            Options/SARs At
                               Acquired On        Value             At Fiscal Year-End               Fiscal Year-End
            Name                 Exercise      Realized($)     Exercisable/Unexercisable(1)     Exercisable/Unexercisable
---------------------------   -------------   -------------   ------------------------------   ---------------------------
W. Pearce Coues ...........      33,500          $378,574             257,000/25,000               $2,305,813/$54,688
Phillip C. Vitali .........       4,532          $ 47,063             142,379/15,000               $1,304,003/$32,813
Robert Ware ...............       5,800          $ 57,688             141,200/15,000               $1,283,675/$32,813
Karl W. Weller ............       4,444          $ 34,997              69,556/15,000               $  461,199/$32,813

------------
(1) Outstanding SARs, all of which were granted in tandem with stock options, aggregated at fiscal year-end 91,500 for Mr. Coues, 69,847 for Mr. Vitali, 67,697 for Mr. Ware and 42,278 for Mr. Weller.

                            STOCK PERFORMANCE GRAPH


     The following graph compares the five-year cumulative total return on the Common Shares to the total returns in the Standard and Poor's 500 Stock Index and the National Association of Real Estate Investment Trusts ("NAREIT") Total Return Indices for Equity REITs. The graph assumes that the value of the investment in the Common Shares and each index was $1,000 on November 30, 1992 and that all dividends thereon were reinvested. There can be no assurance that the Common Shares' total return will continue into the future with the same or similar trend depicted in this graph.


[PLOT POINTS FOR LINE CHART STOCK PERFORMANCE GRAPH]


          MGI       S&P 500    NAREIT-EQUITY

1992      1000      1000       1000
1993      1254.3    1100.8     1220.2
1994      1353.4    1112.6     1171.3
1995      1606.3    1523.2     1373.6
1996      2152      1946.2     1775.1
1997      2606.4    2501.2     2302.5

                   REPORT OF ADMINISTRATIVE-AUDIT COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Administrative-Audit Committee which serves as the Trust's Compensation and Stock Option Committee, is composed entirely of independent, non-management Trustees. The Administrative-Audit Committee is responsible for adopting, implementing and administering the policies that govern annual compensation and short-term and long-term incentive programs, including stock option plans.

     The Administrative-Audit Committee annually evaluates the Trust's operating performance and financial position, annual salary and incentive compensation and stock option matters and compares the Trust's overall performance within its own industry and with real estate companies in general.

     The Administrative-Audit Committee meets without the Chief Executive Officer present for the purpose of evaluating his performance and reports their deliberations and determinations to all of the independent members of the Board of Trustees. The Administrative-Audit Committee receives recommendations made by the Chief Executive Officer with respect to the remaining executive officers and such Committee reviews these recommendations in light of the factors set forth below. The Administrative-Audit Committee's actions (with respect to executive compensation matters) are generally reported to and ratified by the full Board of Trustees (absent the Chief Executive Officer, who is the sole non-independent Trustee).

     In establishing fiscal 1997 compensation levels for executive officers, including the Chief Executive Officer, the Administrative-Audit Committee considered several factors. These factors involved both internal and external measurements and comparisons bearing upon the overall operating performance (including Total Return to Shareholders, as defined below) and financial position of the Trust. The principal performance measure reviewed by the Administrative-Audit Committee was actual Funds from Operations ("FFO") (calculated as promulgated by the National Association of Real Estate Investment Trusts ("NAREIT")). It also considered management's leasing success relative to market occupancy level, market rents and the magnitude of scheduled lease expirations, property acquisitions and sales results and property net operating income versus budget and prior year levels. The Administrative-Audit Committee also considered the management of the liability side of the Trust's balance sheet, including the flexibility attained with respect to available financial resources and the maintenance of the overall quality levels of tenants and properties. It should be noted, however, that there were no specific weightings assigned to any of the aforementioned factors, although FFO is generally the main factor.

     From time to time, the Administrative-Audit Committee also considers the advice of an outside compensation consultant with respect to comparable real estate investment trusts ("REITs") and non-REIT organizations and with respect to executive compensation matters generally. In setting fiscal 1997 salaries and long-term compensation (see below regarding stock options), the Administrative-Audit Committee considered recent executive compensation surveys of the REIT industry, including the SNL Executive Compensation Review for REITS, published by SNL Securities in 1996, the 1995 REIT Executive Compensation Survey sponsored by NAREIT and certain material prepared by other outside sources. In fiscal 1997, the Trust's corporate performance, measured in terms of Total Return (i.e., increase or decrease in stock price plus dividends), was above average. The Trust believes that, based primarily upon available 1996 statistics, the fiscal 1997 salary and short-term bonus paid to the Chief Executive Officer were in the median range and the salaries and short-term bonuses paid to the other three executive officers were also in the median range of 1997 industry salaries and bonuses.

     The Administrative-Audit Committee determined to make annual share bonus awards to the executive officers with respect to fiscal 1997 premised upon performance factors which it believed would serve the interests of the Trust's shareholders. Eligible recipients were determined to be the four executive officers of the Trust in fiscal 1997 and three other officers. In December 1996, the Administrative-Audit Committee voted to continue a guideline pro-viding criteria for the award of short-term incentive share bonuses to these officers. The Administrative- Audit Committee set two measurement categories, Total Return to Shareholders and FFO, as the determinants for this annual stock bonus. A recipient can elect to take this bonus in cash if utilized to exercise outstanding stock options provided the shares so acquired will be held for two years or the recipient may take up to 30% in cash to be used to pay taxes. FFO was given a 75% weight and the Total Return element was given a 25% weight. "Minimum," "Low Target," "Target" and "Stretch" thresholds for each measurement category were established.

     Based upon the Trust's fiscal 1997 operating results and stock performance, short-term share bonuses were awarded in December 1997. The calculation of 1997 bonuses reflected 1997 results which approached the "Target" threshold with respect to FFO (which increased by 7.8% in fiscal 1997) and exceeded the "Stretch" threshold in respect of Total Return (which was approximately 21% in fiscal 1997), and resulted in formula stock awards of 27.5% of 1997 salary in the case of Chief Executive Officer and 20% of 1997 salary to the remaining executive officers. In the exercise of its discretion as permitted under the guideline and taking into consideration the overall positive results for fiscal 1997 (including the fact that FFO per share was artificially reduced as a result of significant asset sales which produced substantial capital gains, and the higher level of cash proceeds resulting from the Trust's common share offering), the 1997 share bonus awarded to the Chief Executive Officer was increased to approximately 39% of his 1997 salary and the share bonuses awarded to the other three executives were increased to a range of approximately 30% to 35% of their respective salaries. See "Summary Compensation Table."

     In December 1996, the Administrative-Audit Committee also determined the amount of its SEPP and SERP contributions for executive officers with respect to the 1997 fiscal year (see Summary Compensation Table).

     Stock options were granted by the Administrative-Audit Committee in December 1997 to all executive officers under the Trust's 1994 and/or 1997 Employee Plans in furtherance of the Administrative-Audit Committee's practice and policy of making stock option awards as a means of reinforcing management's identity of interest with shareholders and creating long-term incentives for growing Trust asset value. The Named Executive Officers received such options as follows: W. Pearce Coues, 40,000; Phillip C. Vitali, 35,000; Robert Ware, 35,000 and Karl W. Weller, 35,000. All of the stock options granted in December 1997 vest as to one-half upon grant and the balance upon the first anniversary thereof in December 1998, provided such individual is an employee of the Trust at such time. SARs may be exercised, under certain circumstances, as to one-half of the amount of such options. The 1994 and 1997 Employee Plans contain appropriate provisions permitting compensation payable thereunder in the form of stock options to meet "performance goals" within the meaning of Sections 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "Code"). The 1997 Plan also permits restricted stock awards, which have not been granted to date. Except for terms of the Employee Plans, the Trust has not established a policy with regard to
Section 162(m) of the Code, since the Trust has not and does not currently anticipate paying compensation in excess of $1 million per annum to any employee.


                                        FRANCIS P. GUNNING, Chairman
                                        HERBERT D. CONANT
                                        GEORGE M. LOVEJOY, JR.
                                        WILLIAM F. MURDOCH, JR.

Stock Option Plans

     As of February 11, 1998, the Trust's executive officers and Trustees as a group (11 persons) held presently exercisable options to purchase a total of 815,918 Common Shares under all of the Trust's stock option plans at exercise prices ranging from $7.375 to $24.75 per Common Share. In addition, the members of such group hold options not presently exercisable to purchase an aggregate of 87,500 Common Shares. Of all presently exercisable outstanding options, 10,667 were granted pursuant to the 1982 Incentive Plan, 167,172 were granted pursuant to the 1988 Employee Plan, 301,382 were granted pursuant to the 1994 Employee Plan, 107,672 were granted pursuant to the 1997 Employee Plan, 31,142 were granted pursuant to the 1982 Trustees' Plan, 128,880 were granted pursuant to the 1988 Trustees' Plan and 69,003 were granted pursuant to the 1994 Trustees' Plan.

Severance Compensation Plan

     Effective June 11, 1987, and as amended on December 19, 1989, the Board of Trustees adopted a severance compensation plan for officers in the event of a "hostile takeover," which includes the following events, if not approved by two-thirds of the members of the Board of Trustees in office immediately prior to the occurrence of any such event: (i) the election as Trustee(s) in any year of one or more persons not nominated by at least two-thirds of the Board of Trustees in office prior to such election; (ii) a business combination such as a merger; (iii) the acquisition of 15% or more of the voting power of the Trust's securities by any person or entity; or (iv) the failure of the Trust to qualify as a REIT for tax purposes by reason of more than 50% in value of the Trust's voting securities outstanding being held by five or fewer individuals.

     All full time officers who have completed a minimum of thirty-six months of continuous employment with the Trust are eligible under such plan. An eligible officer is entitled to severance benefits if (i) such individual terminates his or her employment within two years after a hostile takeover for reasons such as a reduction in compensation, discontinuance of employee benefit plans, change in duties or status and certain changes in job location or (ii) if the individual is terminated for reasons other than "just cause" as defined in such plan. The severance payment is equal to three months compensation for each twelve months of employment based on the highest total annual compensation rate earned prior to the hostile change in control (up to a maximum of 24 months of compensation payable at such rate, but 36 months in the case of Messrs. Coues, Ware and Vitali). Fringe benefits are also continued for the number of months for which compensation is paid.


                          INDEPENDENT PUBLIC AUDITORS

     It is expected that the accounting firm of KPMG Peat Marwick will again be selected as the independent auditors for the Trust for the current fiscal year ending November 30, 1998. A representative of that firm, which served as the Trust's independent auditors for the fiscal year ended November 30, 1997, is expected to be present at the Annual Meeting and, if he so desires, will have the opportunity to make a statement, and in any event will be available to respond to appropriate questions.


                             SHAREHOLDER PROPOSALS

     To the extent required by law, for a shareholder proposal to be included in the proxy statement for next year's annual shareholders' meeting, it must be received at the Trust's principal executive offices prior to October 29, 1998.

     The Trust has adopted a By-Law that establishes required procedures (including notice requirements) for other matters, including shareholder nominations of Trustees, to be added to an agenda for an annual meeting of the Shareholders. Such By-Law is an exhibit to the Trust's Annual Report on Form 10-K for the year ended November 30, 1997.

                                 OTHER MATTERS

     So far as now known, there is no business other than that described above to be presented for action by the shareholders at the Annual Meeting, but it is intended that the proxies will be voted upon any other matters and proposals that may legally come before the Annual Meeting or any adjournment thereof, in accordance with the discretion of the persons named therein.

     The Annual Report for the fiscal year ended November 30, 1997 is being mailed herewith. If, for any reason, you did not receive your copy of the report, please advise the Trust and another will be sent to you.


                                                  By Order of the Trustees,



                                                  W. PEARCE COUES
                                                  Chairman of the Board


     Dated: Boston, Massachusetts
            February 25, 1998



     The Trust will furnish, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended November 30, 1997 (as filed with the Securities and Exchange Commission) to shareholders as of February 11, 1998 who make written request therefor to Ms. Jean M. Harrington, Vice President, MGI Properties, One Winthrop Square, Boston, Massachusetts 02110.

MG136 F                            DETACH HERE

                                     PROXY

                                 MGI PROPERTIES

                   Proxy solicited on behalf of the Board of
                 Trustees for Annual Meeting on March 26, 1998


     The undersigned hereby appoints W. PEARCE COUES and PHILLIP C. VITALI, and each of them with power in each to vote in the absence of the other, as the Proxy Agents of the undersigned, with full power of substitution and with all the powers the undersigned would possess if personally present to vote all the Common Shares of the undersigned in MGI PROPERTIES at the Annual Meeting of the Shareholders scheduled to be held on March 26, 1998 and at all adjournments thereof.



                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                                     SEE REVERSE
                                                                        SIDE

MGI Properties


February 25, 1998


Dear Shareholder:


You are cordially invited to attend the Annual Meeting of Shareholders to be held at 10:00 A.M. on Thursday, March 26, 1998, in the Board Room, 33rd Floor, 225 Franklin Street, Boston, Massachusetts. Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you sign and return your proxy as soon as possible in the envelope provided.

                                                       Sincerely,

                                                       W. Pearce Coues
                                                       Chairman of the Board and
                                                       Chief Executive Officer





MG136F                            DETACH HERE


[X] Please mark
    votes as in
    this example.

1. Election of three Trustees as recommended in Management's Proxy Statement.

   Nominees: George S. Bissell, W. Pearce Coues and Robert M. Melzer

                         FOR            WITHHELD
                         [ ]              [ ]


   [ ] _________________________________________________________________
   TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), PRINT NAME(S) ABOVE


2. In their discretion, upon such other business as may properly come before the meeting.




MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]


Please insert date and sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such Corporations are requested to sign their name by their President or other authorized officer. All joint owners should sign.

Proxies will be voted for the election of Trustees as recommended in the Proxy Statement unless contrary instructions are hereinabove indicated. Discretionary authority is granted the Proxy Agents as to other matters that may come before the meeting. Management knows of no such other matters. Receipt of the MGI PROPERTIES Proxy Statement is hereby acknowledged. All proxies heretofore signed by the undersigned are hereby revoked.


Signature: _________________________________________ Date: ____________________


Signature: _________________________________________ Date: ____________________